EXHIBIT 23.1

Weinberg & Baer LLC
115 Sudbrook Lane, Baltimore, MD 21208
Phone (410) 702-5660

Mr. Idan Karako, President
Felafel Corp.
113 Barksdale Professional Center
Newark, DE 19711

Dear Mr. Karako:

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation in the Registration Statement of Felafel Corp. on amended Form S-1 of our report on the financial statements of the Company as its registered independent auditor dated January 25, 2011, as of and for the periods ended December 31, 2010 and 2009 and from inception to December 31, 2010. We further consent to the reference to our firm in the section on Experts.

Respectfully submitted,

/s/ Weinberg & Baer LLC

Weinberg & Baer LLC
Baltimore, Maryland
April 18, 2011